Insider Dealing – Shell – Securities Dealing Code – v1.0

Contents
PART 1 - APPLICABLE TO EVERY SHELL EMPLOYEE
PART 2 - APPLICABLE TO EMPLOYEE INSIDERS
PART 3 - DEFINITIONS
APPENDIX 1 – BED & ISA TRANSACTIONS APPENDIX 2 – CONSEQUENCES OF BREACH APPENDIX 3 – DEALING APPENDIX 4 – MATERIAL NON-PUBLIC INFORMATION Updated with effect from 7 March 2024

Capitalised terms used in this Shell plc Securities Dealing Code (“Code”) shall have the meanings given to them in Part 3 - Definitions.
If you have any questions as to the application of this Code, how this Code and any Group policies interact or otherwise, you should reach out to the appropriate contact listed here.
Part 1 – APPLICABLE TO EVERY SHELL EMPLOYEE
OVERVIEW OF THE CODE

1.If you (in any way and for any reason) have access to, or knowledge of Inside Information or MNPI relating to:

(i)Shell or any Shell Group company, you must not engage in any Dealing in Shell Securities; or

(ii)a non-Shell Group company in the course of your employment within the Shell Group, you must not engage in any Dealing involving that company’s securities (or the securities of any company within such company’s group), until such information becomes public.

2.You must also seek to ensure that your PCAs adhere to the principles set out in Part 1.1 above.

Compliance with this Code is compulsory. This Code forms part of the Shell Code of Conduct which sets out your individual responsibilities as an employee of the Shell Group as well as the consequences of violating the Code of Conduct and related policies. Such consequences include disciplinary action, up to and including dismissal. In some cases, Shell may report a violation to the relevant authorities, which could also lead to legal action, fines or imprisonment.

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0
It is illegal, and may be a civil and/or criminal offence with severe consequences1, to:

(i)engage or attempt to engage in Dealing in the securities of any company while possessing Inside Information or MNPI relating to that company;
(ii)recommend that another person engage in Dealing or induce another person to engage in Dealing in the securities of any company while possessing Inside Information or MNPI relating to that company, for example, by passing Inside Information or MNPI on to someone else who then Deals in securities (or a traded commodity or commodity derivative) on the basis of that information or, while in possession of Inside Information or MNPI, to recommend to somebody to deal in such securities, even if you will not profit directly from the arrangement;
(iii)unlawfully disclose Inside Information; or
(iv)engage in market manipulation.

You should not pass on Inside Information or MNPI at any time to anybody else, inside or outside of the Shell Group, unless authorised to do so.

“market manipulation” includes, among other things, behaviour which gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a financial instrument or secures, or is likely to secure, the price of one or several financial instruments at an abnormal or artificial level, unless the person engaging in the other behaviour establishes that such behaviour has been carried out for legitimate reasons and conforms with an accepted market practice.

Certain Shell Group companies have their own securities listed on one or more trading exchanges and may have additional rules for Dealing in their own securities. In addition to complying with this Code, you should follow any such local Shell Group company’s policies with regard to Dealing in its securities.

This Code cannot and does not provide for every eventuality. While this Code is intended to ensure compliance in observing market abuse prohibitions in the UK and NL and insider trading rules in the US, it is not a substitute for statutory requirements nor can it provide for every local requirement in all jurisdictions.

Nothing in this Code sanctions the breach of any applicable domestic or national insider dealing law or regulation or any other relevant legal or regulatory requirements.

In all cases, the ultimate responsibility for adhering to this Code and avoiding improper Dealing rests with you, and any action on the part of Shell, members of Shell’s Legal team, any Insider List Focal Point, any Ethics & Compliance Officer or any other employee pursuant to this Code (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable law (including applicable securities laws).

ADDITIONAL RESTRICTIONS APPLICABLE TO SENIOR EXECUTIVES AND ANY EMPLOYEE WITH AN UNVESTED AWARD UNDER A SHELL GROUP SHARE SCHEME
If you are not an Employee Insider but you are either a senior executive or an employee with an unvested award under a Shell Group share scheme, you must refer to Part 2(b) on short-term dealing before Dealing in Shell Securities.

REPORTING BREACHES OF THE CODE
If you become aware of any potential or actual instances of Dealing in the securities of any company while possessing Inside Information or MNPI relating to that company, market manipulation, unlawful disclosure (including the loss or theft of computers, papers etc.) of Inside Information relating to Shell or any Shell Group company or any other organisation, or believe that this Code has been breached in any other way, you should immediately notify your INSIDER LIST FOCAL POINT.

1 See Appendix 2 for examples of such consequences.

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0
All notified matters and potential breaches of this Code will be promptly investigated. Retaliation for raising good faith questions and concerns will not be tolerated.

Further information about Shell’s policies and procedures for identifying and handling Inside Information or MNPI can be found in the Insider Dealing section of Shell’s website at: HTTPS://EU001- SP.SHELL.COM/SITES/AAFAA5088/PAGES/INSIDER-DEALING.ASPX

Part 2 – APPLICABLE TO EMPLOYEE INSIDERS

(a)EMPLOYEE INSIDERS

Shell views Employee Insiders as employees of the Shell Group who, either on a routine basis or because of the existence of a particular matter or transaction, have access to or knowledge of Inside Information or MNPI relating to Shell or any Shell Group company. Potential Employee Insiders are employees of the Shell Group with potential access to Inside Information or MNPI relating to Shell or any Shell Group company on a regular or an occasional basis.

Under the Market Abuse Regulations, Shell is (and any persons acting on Shell’s behalf, on Shell’s account or otherwise performing tasks through which they have access to Inside Information relating to Shell or any Shell Group Company are) required to maintain a list of Employee Insiders who actually have access to Inside Information relating to Shell or any Shell Group company on its Insider List. Shell also retains a potential Insider List of those employees who potentially have regular or occasional access to Inside Information relating to Shell or any Shell Group company (for example, results information) so that the Insider List can be populated more easily each time those employees actually have access to such Inside Information.

Each business or function has designated one or more “Insider List Focal Points” to assist in the process of identifying Employee Insiders and potential Employee Insiders. For a list of Insider List Focal Points click here.

You will be notified if your name appears on the Insider List or the potential Insider List maintained by Shell.

If you are notified that you have been placed on the Insider List or the potential Insider List you will be asked to acknowledge your legal and regulatory duties (including compliance with Dealing restrictions) arising from actually or potentially having access to Inside Information relating to Shell or any Shell Group company and to acknowledge that you are aware of the sanctions attached to the misuse or improper circulation of such information. Shell may be required to provide information contained on the Insider List to its regulators.

References in this Code to an Employee Insider means any Shell employee on either the Insider List or on the potential Insider List.

If you believe you have access to Inside Information or MNPI relating to Shell or any Shell Group company, either on a routine basis or because of a particular matter or transaction, and you have not been advised that you are on the Insider List or the potential Insider List, you should (i) not Deal in Shell Securities without obtaining clearance in accordance with the procedures set out below, (ii) comply with this Code as if you are an Employee Insider and (iii) bring this matter to the immediate attention of your INSIDER LIST FOCAL POINT.

If, due to a change in job responsibilities, the completion or cancellation of a significant transaction, or other events which relate to you having been included on the Insider List or the potential Insider List, you no longer have access to Inside Information or MNPI relating to Shell or any Shell Group Company, you should inform your INSIDER LIST FOCAL POINT and request the removal of your name from the Insider List or from the potential Insider List. You will be removed from the Insider List or from the potential Insider List only when all necessary checks and confirmations as to the information that you have knowledge of or access to are complete.

Restricted Ethics and Compliance defined terms can be found HERE
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You will be informed when you are removed from the Insider List or the potential Insider List.

(b)SHORT TERM DEALING

Employee Insiders must not Deal in Shell Securities on considerations of a short-term nature (whether directly or through financial instruments such as put and call options) if the intent of the Dealing is to take advantage of short- to medium-term price movements. An investment with a maturity of 6 months or less will always be considered to be of a short-term nature.

For example, Shell Securities should not be sold (or purchased) if at the time of the sale (or purchase) the Employee Insider intends to acquire (or sell) Shell Securities within 6 months of the original sale (or purchase) and the intent of such sale (or purchase) and subsequent acquisition (or sale) is to take advantage of short- to medium-term price movements.

Specific rules with respect to Bed & ISA Transactions (relating to UK tax planning scenarios) are set out in Appendix 1.

The restrictions set out in this Part 2(b) also apply in the same manner to (i) senior executives who are not otherwise Employee Insiders and (ii) any other employee who has an unvested award under a Shell Group share scheme in respect of any proposed Dealing by such employee in the Shell Securities represented by such unvested award.

For the avoidance of doubt, the acquisition of Shell Securities through participation in a Shell Group share scheme, does not count as a “purchase” of securities and the short-term Dealing restrictions do not apply to a subsequent sale of such Shell Securities. Further, the restrictions set out in this Part 2(b) do not apply to activities with respect to Trading Plans set out in Part 2(h).

(c)CLEARANCE TO DEAL

Employee Insiders must not Deal in any Shell Securities without receiving clearance to Deal. Any Employee Insider who is uncertain as to whether or not any particular transaction requires clearance in accordance with this Code should consult their INSIDER LIST FOCAL POINT prior to Dealing.

Employee Insiders wishing to Deal in Shell Securities should make an application for clearance to Deal via the Employee Insider portal: HTTPS://WWW.INSIDERLISTMANAGEMENT.COM.

A response via email to a request for clearance and clearance (if any) will be given promptly and in any event within five Business Days of receipt of the request made via the Employee Insider portal. If a response is not given within such time limit, clearance to Deal shall be deemed not to have been given.

Shell maintains a copy of all Dealing clearance requests and responses.

If you are given clearance to Deal, any Deal must be made within the two Business Days following the day upon which you receive notice of that clearance. If you do not Deal within such two Business Day period, you must submit a new clearance request via the Employee Insider portal.

Persons who have access to (i) the flash report or latest estimate, or Shell’s financial results at Shell Group level or Segment (Integrated Gas, Upstream, Marketing, Chemicals and Products, Renewables and Energy Solutions, Corporate) level, including aggregate trading results), or who are involved in the preparation and/or review of any of the foregoing; (ii) aggregate production data for whole Group, whole Deepwater, whole Upstream or whole Integrated Gas; or (iii) aggregate Group reserves data must not Deal during a Restricted Period. Information that falls in the scope of (i), (ii) or (iii) in the preceding sentence is hereinafter referred to as “Restricted Period Information”. Persons with access to or knowledge of Restricted Period Information

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0
may apply for clearance and Deal (if and when clearance is obtained) outside the Restricted Periods. When applying for clearance to Deal via the Employee Insider portal during a Restricted Period the requestor is required to confirm that (s)he does not have access to Restricted Period Information. If you are not sure if you fall into this category of person please contact your INSIDER LIST FOCAL POINT.

Please click HERE for the current Restricted Periods. Other Restricted Periods may, from time to time, be declared by the Investor Relations team in connection with an upcoming event (e.g., an external strategy day) or potential transaction. Any such other Restricted Period shall be treated in the same manner as is outlined above, including that any person with Restricted Period Information relating to such Restricted Period must not Deal during such Restricted Period. From time to time, Shell’s Company Secretary may determine, after consulting with the Executive Vice President Investor Relations, that other information (not listed in the preceding (i), (ii) and (iii) may constitute “Restricted Period Information”.

Irrespective of whether clearance to Deal has been granted to an Employee Insider, he or she remains subject to Dealing prohibitions set out in the Market Abuse Regulations and the Criminal Justice Act 1993 and Section 10 of the Securities Exchange Act of 1934, as amended, and related rules. Nothing in this Code sanctions a breach of the prohibitions of Dealing under the Market Abuse Regulations, the provisions of the Criminal Justice Act 1993 and Section 10 of the Securities Exchange Act of 1934, as amended, and related rules and, where applicable, the unlawful disclosure of Inside Information or any other relevant legal or regulatory requirements. Any violations of such regulations could result in civil and/or criminal offence with severe consequences. If you possess Inside Information or MNPI relating to Shell or any Shell Group company, or any non-Shell company, you are prohibited from Dealing at any time whether or not clearance has been sought or given.

(d)REFUSAL OF CLEARANCE

Clearance to Deal will not be given in the following instances:

(i)if you possess Inside Information or MNPI relating to Shell or any Shell Group Company;
(ii)if the proposed Dealing would occur during a Restricted Period and you have access to Restricted Period Information; or
(iii)if    the proposed Dealing    is of a type prohibited due to the restrictions set out in Part 2(b) above.
If clearance is denied, a special hardship request may be made.

(e)DEALING BY PCAS OR INVESTMENT MANAGERS
An Employee Insider must seek to prohibit any Dealings in Shell Securities during a Restricted Period:
(i)by or on behalf of his or her PCAs; and
(ii)except as permitted by Part 2 (h) of this Code, by an investment manager on such Employee Insider’s behalf or on behalf of any of his or her PCAs where either such Employee Insider or any such PCA has funds under management with that investment manager, whether or not discretionary.
An Employee Insider must take reasonable steps to prevent any Dealings in Shell Securities by or on behalf of his or her PCAs on considerations of a short-term nature.

(f)SHELL GROUP SHARE SCHEMES OR SAVING SCHEMES

As an Employee Insider, you must obtain clearance before entering into, amending or terminating your participation in certain Shell Group share schemes, employee saving schemes or other saving schemes.

Clearance may be given by Shell for certain Dealings relating to Shell Group share schemes, employee saving schemes or other saving schemes even in a Restricted Period.

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0
There are some schemes where Shell will make the relevant clearance applications for you. Please consult the tables set out HERE. These tables set out the different clearance requirements for each Shell Group share scheme, employee saving scheme and other saving scheme as they apply to Employee Insiders (including dividend re-investment plans).

(g)TRANSFERS BETWEEN ACCOUNTS

At any time other than during a Restricted Period, the transfer of Shell Securities between two accounts of an Employee Insider which does not result in a change in price of the relevant Shell Securities will not constitute a “Dealing” for the purposes of this Code.
An Employee Insider may be permitted to transfer Shell Securities between two accounts of that Employee Insider during a Restricted Period, provided that:
(i)the Employee Insider explains the reasons why the transfer cannot take place at another time and the relevant Insider List Focal Point is satisfied with that explanation; and
(ii)such a transfer does not result in a change in price of the relevant Shell Securities.
Please note that Bed and ISA Transactions are governed by Appendix 1 and not this Part 2(g).
(h)TRADING PLANS

An Employee Insider may Deal in Shell Securities in a Restricted Period pursuant to a Trading Plan if:

(i)the Trading Plan was entered into in a non-Restricted Period;
(ii)clearance was given to the Employee Insider to enter into the Trading Plan and to make any amendment to the Trading Plan in a non-Restricted Period;
(iii)the Trading Plan does not permit the Employee Insider to exercise any discretion over how, when or whether to effect Dealings; and
(iv)no Dealings are permitted to take place under the Trading Plan during a Restricted Period.
An Employee Insider may not enter into, amend or cancel a Trading Plan unless clearance in accordance with this Code has been given to do so. Such clearance may not be given in a Restricted Period.

(i)ACTING AS A TRUSTEE
Where an Employee Insider acts as a trustee, Dealing in Shell Securities by that trust during a Restricted Period does not require clearance in accordance with this Code if:

(i)the Employee Insider is not a beneficiary of the trust; and
(ii)the decision to Deal is taken by the other trustees or by investment managers on behalf of the trustees independently of the Employee Insider.

The other trustees or investment managers acting on behalf of the other trustees will be assumed to have acted independently of the Employee Insider where the decision to Deal:

(i)was taken without consultation with, or other involvement of, the Employee Insider; or
(ii)was delegated to a committee of which the Employee Insider is not a member.

(j)CONTINUED APPLICATION OF CODE FOR FORMER EMPLOYEES
Dealing on the basis of Inside Information or MNPI relating to Shell (including any Shell Group company) is prohibited by law even after employment has ceased. If you leave Shell or the Shell Group’s service at a time when you have knowledge of or access to Shell Inside Information or MNPI relating to Shell or any Shell Group company (including Restricted Period Information), you should not Deal in Shell Securities until it is clear that such information has ceased to be Inside Information or MNPI.

Restricted Ethics and Compliance defined terms can be found HERE
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Part 3 – DEFINITIONS
“Business Day” means any day other than a Saturday, Sunday or public holiday in England when banks are open for business.

“company” means any public company, limited by shares or otherwise, corporation, limited partnership, master limited partnership. organisation, or other legal entity.

“Dealing” means, in respect of any person, the conducting of any transaction on his or her own account or for the account of a third party, directly or indirectly, relating to securities or traded commodities or on the price of related derivatives (and related terms, such as “Deal”, “Deals” and “Dealt”, shall be interpreted accordingly). Appendix 3 contains a non-exhaustive list of the transactions which are “Dealings” for the purposes of this Code.

“Disregarded Undertaking” means a collective investment undertaking or portfolio of assets which satisfies the following two conditions:

(a)it is either:
(i)a collective investment undertaking or portfolio of assets in respect of which the relevant Employee Insider has ascertained that the exposure to Shell Securities does not exceed 20% of the total assets held by that collective investment undertaking or portfolio of assets; or
(ii)a collective investment undertaking or portfolio of assets whose exposure to Shell Securities cannot be ascertained by the relevant Employee Insider; and

(b)the relevant Employee Insider is unable to determine or influence the investment strategy of, or transactions made by, that collective investment undertaking or portfolio of assets.

“Employee Insider” has the meaning given to it in Part 2(a) above and references in this Code to an Employee Insider means any employee on either the Insider List or on the potential Insider List.

“EU MAR” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on Market Abuse (Market Abuse Regulation) as amended from time to time.
“Inside Information” means information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments. Information which, if it were made public, would be likely to have a significant effect on price means information a reasonable investor would be likely to use as part of the basis of his or her investment decision. There is no figure (percentage change or otherwise) that can be set when determining what constitutes a significant effect on price. Information which is likely to be considered relevant to a reasonable investor’s decision includes information which affects: the company’s assets and liabilities, the performance or the expectation of the performance of the company’s business, the company’s financial condition, the course of the company’s business, major new developments in the business of the company or information previously disclosed to the market. In addition, Inside Information about a non-Shell Group company may arise where the Shell Group takes actions that have an effect on that company's share price such as the award of a contract, placing of an order, the commencement of litigation or a significant corporate transaction, which is Inside Information for that non-Shell Group company. Further information about the existence of Inside Information and Shell’s procedures in relation to Inside Information can be found in the Insider Dealing section of Shell’s intranet at HTTPS://EU001- SP.SHELL.COM/SITES/AAFAA5088/PAGES/INSIDER-DEALING.ASPX

“Insider List” means the list of Employee Insiders who have access to Inside Information relating to Shell or any Shell Group Company that Shell (and any person acting on Shell’s behalf, on Shell’s account or otherwise performing tasks through which they have access to Inside Information relating to Shell or any Shell Group Company) maintains in accordance with the Market Abuse Regulations. “potential Insider List” means a list serving the same purpose and maintained by the same person(s) but for potential Employee Insiders.

Restricted Ethics and Compliance defined terms can be found HERE
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“ISA” means an Individual Savings Account.

“Market Abuse Regulations” means, collectively, EU MAR and UK MAR.

“MNPI” means “material non-public information”, being information that has not been disclosed publicly and is considered material where there is a substantial likelihood that a reasonable investor would consider such information important to his or her investment or voting decision. See Appendix 4 for further information as to the meaning of MNPI.
“NL” means the Netherlands.
“PCA” means a person closely associated with an Employee Insider, being any of:
(a)a spouse or civil partner;
(b)a child or stepchild under the age of 18 years who is unmarried and does not have a civil partner;
(c)a relative who has shared the same household as the Employee Insider for at least one year on the date of the relevant Dealing; or
(d)a legal person, trust or partnership, the managerial responsibilities of which are discharged by an Employee Insider or by a person referred to in paragraphs (A), (B) or (C) of this definition, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person or which has economic interests which are substantially equivalent to those of such a person.

If an Employee Insider is in any doubt as to how this definition applies to him or her, then he or she should contact the Company Secretary for assistance.

“Restricted Period” means a period of approximately 30 calendar days prior to each announcement of Shell’s quarterly, half-year and full-year results. Please click HERE for the current Restricted Periods.

“Restricted Period Information” has the meaning given in Part 2(c) of this Code.

“Shell” means Shell plc.
“Shell Group share scheme” means a scheme for encouraging or facilitating the holding of Shell Securities in which employees of Shell (or any Shell Group company) participate.

“Shell Group” means Shell and its subsidiaries (being those entities over which Shell either directly or indirectly has control).

“Shell Securities” means any publicly traded or quoted shares or debt instruments of Shell (or any Shell Group company) or derivatives or other financial instruments linked to any of them (including American Depository Shares).

“Trading Plan” means a written plan between an Employee Insider and an independent third party which sets out a strategy for the acquisition and / or disposal of Shell Securities by a specified person and:

(a)specifies the number of Shell Securities to be dealt in and the price at which and the date on which those Shell Securities are to be dealt in;
(b)gives discretion to that independent third party to make Dealing decisions about the amount of Shell Securities to be dealt in and the price at which and the date on which the Shell Securities are to be dealt in; or
(c)includes a written formula or algorithm, or computer program, for determining the amount of Shell Securities to be dealt in and the price at which and the date on which the Shell Securities are to be dealt in.

“UK” means the United Kingdom.

“UK MAR” means EU MAR as it applies in the UK pursuant to the European Union (Withdrawal) Act 2018 (as amended from time to time).

“US” means the United States of America.

Restricted Ethics and Compliance defined terms can be found HERE
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Restricted Ethics and Compliance defined terms can be found HERE
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APPENDIX 1 – BED & ISA TRANSACTIONS (UK)

Notwithstanding the short-term dealing restrictions in Part 2(b) of the Code, Shell may consider, in its sole discretion and on a case-by-case basis, providing clearance to Deal to Employee Insiders wishing to complete a Bed and ISA Transaction relating to Shell Securities.

The factors that Shell may consider when deciding to grant clearance to Deal in respect of such a Bed and ISA Transaction relating to Shell Securities will include, amongst other things (as applicable):

(a)the nature of the Bed and ISA Transaction and the surrounding circumstances, including whether the Bed and ISA Transaction has the potential of being carried out for an abusive purpose or being viewed as possibly being carried out for an abusive purpose (e.g., attempt to take advantage of short- to medium-term price movements in Shell Securities);
(b)whether there is any Inside Information or MNPI relating to Shell (or any Shell Group company) at the relevant time;
(c)the number of Shell Securities that are subject to the Bed and ISA Transaction;
(d)the identity of the Employee Insider; and
(e)whether the Bed and ISA Transaction is closed-ended such that the terms of the repurchase are fixed at the time of the sale or there is no ability to alter or abort the repurchase.

For the purpose of this Appendix 4, “Bed and ISA Transaction” means a pair of contemporaneous transactions that involve a sale of securities held outside of an ISA by or on behalf of an Employee Insider, senior executive or their PCA and a matched purchase (to the extent practicable) of such securities from within an ISA by or on behalf of such Employee Insider, senior executive or their PCA.

Restricted Ethics and Compliance defined terms can be found HERE
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APPENDIX 2 - CONSEQUENCES OF BREACH

In the US under Securities and Exchange Commission Rule 10b-5, which prohibits Dealing on MNPI, penalties for insider trading can include: (1) imprisonment for up to 20 years; (2) criminal fines of up to $5 million; (3) civil penalties of up to 3 times the profits gained or losses avoided; (4) prejudgment interest; and (5) private party damages.

In the UK there are both criminal and civil penalties for insider dealing and unlawful disclosure of Inside Information. Under section 123 of the Financial Services and Markets Act 2000, the Financial Conduct Authority has the power to: (1) impose an unlimited fine; or (2) publish a statement censuring the person who has breached the UK MAR. The criminal penalties under section 61 Criminal Justice Act 1993 include (A) imposing an unlimited fine; or (B) imprisonment.

In the Netherlands penalties for insider Dealing and unlawful disclosure of Inside Information, under article 14 MAR can include (1) administrative (penal) fines of up to €15 million or 15% of net-turn over for a company or 3 times the profits gained or losses avoided and (2) imprisonment or a criminal fine and (3) indirectly private party damages as a result of civil proceedings based on the fine imposed by the Dutch Financial regulator AFM.

Restricted Ethics and Compliance defined terms can be found HERE
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APPENDIX 3 - DEALING

For the purposes of this Code the following is a non-exhaustive list of transactions which are considered to be “Dealings”:

(a)an acquisition (buying), disposal (selling), subscription or exchange of, or an offer to sell or offer to acquire, securities;
(b)the pledging or lending of securities (although a pledge, or a similar security interest, of Shell Securities in connection with the depositing of securities in a custody account is not “Dealing”, unless and until such pledge or other security interest is designated to secure a specific credit facility);
(c)transactions in securities undertaken by persons professionally arranging or executing transactions ]or by another person of behalf of an Employee Insider including where discretion is exercised;
(d)transactions in securities made under a life insurance policy where: (i) the policyholder is an Employee Insider; (ii) the investment risk is borne by the policyholder; and (iii) the policyholder has the power or discretion to make investment decisions, or execute transactions, regarding specific instruments in that life insurance policy;
(e)the acceptance or exercise of an option over securities, including a share option granted as part of a remuneration package, or the disposal of shares stemming from the exercise of a share option;
(f)entering into or exercise of equity swaps related to securities;
(g)transactions in or related to derivatives over securities, including cash-settled transactions;
(h)entering into leveraged investment products that speculate on the price of securities;
(i)the acquisition, disposal or exercise of rights in relation to securities, including put and call options, notes and warrants;
(j)subscription to a share capital increase or debt instrument issuance with respect to any company;
(k)transactions in derivatives and financial instruments linked to a debt instrument of any company including credit default swaps;
(l)conditional transactions relating to securities upon the fulfilment of the conditions and actual execution of the transactions;
(m)automatic or non-automatic conversion of a security into another security, including the exchange of convertible bonds to shares;
(n)transactions executed in index-related products, baskets and derivatives transacting in Shell Securities (other than buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking and transactions in securities by a Disregarded Undertaking);
(o)transactions executed in shares or units of investment funds which transact in Shell Securities (other than buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking and transactions in securities by a Disregarded Undertaking);
(p)transactions executed by manager of an investment fund in which the Employee Insider has invested, and which transacts in securities (other than buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking and transactions in securities by a Disregarded Undertaking);
(q)transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of the Employee Insider or a PCA; and
(r)borrowing or lending of shares or debt instruments of a company or derivatives or other financial instruments linked thereto.

Restricted Ethics and Compliance defined terms can be found HERE
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APPENDIX 4– MATERIAL NON-PUBLIC INFORMATION
What is Material Information?

Under US securities laws, a fact is material if there is substantial likelihood that a reasonable investor would consider it important in making an investment decision, or its disclosure would be viewed by a reasonable investor as having significantly altered the ‘total mix’ of information made available.2
There is no bright-line standard for assessing the materiality of a fact. Materiality depends “upon a balancing of both the indicated probability that the event will occur and the anticipated magnitude of the event.”3 SEC Staff Accounting Bulletin 99 states that “exclusive reliance on . . . any percentage or numerical threshold has no basis in the accounting literature or the law.”4 The assessment of whether a fact is material must include an evaluation of all of the facts and circumstances, including quantitative and qualitative factors. Further, an assessment should be at both the Group and business/segment levels. Hence, a quantitatively small amount or a fact about a significant/important business/segment may be deemed material.

Generally, information that could reasonably be expected to affect the price of a company’s securities, whether it is positive or negative, is likely to be considered material. Examples of categories of information that are ordinarily regarded as material include (but are not limited to):

(a)financial results;
(b)changes to previously announced earnings guidance;
(c)significant changes in management;
(d)proposed major mergers, acquisitions or divestitures;
(e)changes in dividends;
(f)pending public sales or offerings of debt or equity securities;
(g)significant financing developments including compliance with debt covenants, defaults on borrowings or bankruptcies;
(h)an extraordinary item for accounting purposes, important business developments such as, for example, significant plant closing, major litigation (or resolution of such litigation) or government investigation;
(i)the establishment of a repurchase program for securities;
(j)a change in the company's auditor or notification that the auditor’s reports may no longer be relied upon;
(k)a significant cybersecurity incident; or
(l)the imposition of an event-specific restriction on Dealing in the company's securities or the securities of another company or the extension or termination of such restriction.

As materiality is evaluated by regulators and courts with the benefit of hindsight, a good general rule of thumb: When in doubt, treat the information as material and do not engage in any Dealing activity.

What is Non-Public Information?
Information is “non-public” if it has not been disseminated in a manner making it available to investors generally.5 In addition, it is recommended that a reasonable period of time lapse following public disclosure of information to allow the investing markets to absorb and react to the information disclosed.6 This is why, for example, our close period for the quarterly results ends on midnight UK time of the announcement day.

Information shared only with employees or select outside group of investors/parties would not constitute public disclosure. Accordingly, to avoid the risk of selective disclosure, care should be taken when sharing
2 Basic v. Levinson, 485 U.S. 224, 240 (1988).
3 Id. at 238.
4 SEC Release SAB No. 99, Staff Accounting Bulletin – Materiality (Aug. 12, 1999).
5 See, Texas Gulf Sulphur, 401 F.2d 833, 854 (2d Cir. 1968), cert. denied, 394 U.S. 976 (1969); Dirks v. SEC, 463 U.S. 646, 653-54 & n.12 (1983).
6 What constitutes a reasonable time depends on the circumstances of the dissemination. Faberge, Inc., 45 S.E.C. 249, 255 (1973), citing Texas Gulf Sulphur, 401 F.2d at 854.

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0
material information with outside group of investors/parties without a non-disclosure agreement or with employees, many of which are investors.

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0

Shell plc Securities Dealing Code

Shell Group Share Schemes and Other Saving Schemes

Please take the time to read the Shell plc Securities Dealing Code – it can be found by clicking here. Compliance with this Code is compulsory. Non-compliance will expose you to disciplinary action and it is therefore very important that you should read it.

It is also important that you understand the implications of the Code with respect to the Shell Group share schemes and other saving schemes.

Please view the below if you have been identified as a potential Employee Insider on the potential Insider List or as an Employee Insider on the Insider List. Click here to return to main page.

	Grant / award / enrol	Dividends	Action to modify participation or change contributions	Exercise or transaction to acquire underlying shares	Sale of shares
Performance Share Plan / Long Term Incentive Plan / Restricted Share Plan / Performance Share Awards / Restricted Share Awards	Clearance is required and this is done on behalf of all participants.	No clearance is required for the quarterly accrual of notional dividends.	Not applicable	No clearance is required on vesting of an award.	See below “Shares in Computershare / EquatePlus Share Plan Account (SPA) or equivalent brokerage account after delivery from share plans”.

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0

Global Employee Share Purchase Plan (GESPP)	No clearance is required to join the plan. No clearance is required to accept the allocation of Bonus shares.	Not applicable	No clearance is required to amend or withdraw contributions to the plan.	No clearance is required to acquire the shares after the end of the plan year when the shares are purchased and delivered to you.	See below “Shares in Computershare / EquatePlus Share Plan Account (SPA) or equivalent brokerage account after delivery from share plans”.

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0

Shell All Employee Share Ownership Plan (SAESOP)	No clearance is required to join the plan.	No clearance is required for the automatic purchase of dividend shares each quarter.	No clearance is required to amend contributions to the plan.
No clearance is required to acquire the Partnership shares under the plan each month.

No clearance is required to acquire any Matching shares under the plan.

No clearance is required to withdraw shares from the plan provided you do not sell them – see next column.
Clearance – you must obtain clearance for any sale of shares.
Nil-cost options	Not applicable	Not applicable	Not applicable	Clearance – you must obtain clearance before exercising a nil-cost option.	Clearance – you must obtain clearance for any sale of shares.

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0

Shares in Computershare / EquatePlus Share Plan Account (SPA) or equivalent brokerage account after delivery from share plans	Not applicable	No clearance is required to accept the allocation of Dividend shares each quarter.	Not applicable	Not applicable	Clearance – you must obtain clearance for any sale of shares.

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0

Shell Stock Fund under US Benefit Plans (namely the Shell Provident Fund, Benefit Restoration Plan and any other plans investing in or measured by the Shell Stock Fund)
No clearance - no clearance is required to join a US Benefit Plan.

Clearance is required for any transaction involving the Shell Stock Fund. (The Shell Stock Fund is an investment choice under various US Benefit Plans.)

More specifically, clearance is required for;
i.the initial contribution allocation to the Shell Stock Fund investment option, including the initial election for dividend reinvestment in Shell Stock Fund (the default is dividend reinvestment);
ii.any increase or decrease in your Shell Stock Fund allocations;
iii.transfer of principal from or to the Shell Stock Fund; or
iv.a loan, hardship withdrawal or other withdrawal / distribution which is sourced to the Shell Stock Fund.

Once established, no further clearance is required for standing instruction for contributions to Shell Stock Fund.
Information on dividends is addressed in the other columns.
Clearance is required to amend or change contributions to the Shell Stock Fund.

More specifically clearance is required for any subsequent decision to cease or commence reinvestment of dividends in the Shell Stock Fund. See also the column to the left.

Clearance is required to transfer account balances into or out of the Shell Stock Fund investment option. See also the columns to the left.

Once established, no further clearance is required for the standing instruction for dividend reinvestment.

Transactions within the US Benefit Plans, including withdrawals / distributions sourced to the Shell Stock Fund, are addressed in the other columns.

Clearance is required in the normal fashion under the Shell Securities Dealing Code with respect to actions to be taken regarding the distributed shares e.g. if a withdrawal / distribution sourced to the Shell Stock Fund is made via an in-kind distribution of shares from the Shell Stock Fund.

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0

Restricted Ethics and Compliance defined terms can be found HERE
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Insider Dealing – Shell – Securities Dealing Code – v1.0
Dividend Reinvestment Plans (DRIPS) – not connected to Shell Group share schemes

	Entry into a DRIP (other than through SPA)	Payments of dividend reinvestments	Action to terminate DRIP reinvestments.	Transaction to receive DRIP shares.	Sale of shares received under a DRIP
DRIPs (excluding DRIP in SPA – see above)	Clearance is required.	No clearance is required where standing instructions have been given.	Clearance is required.	Clearance is required for entering into the standing mandate (not for the actual reinvestment of dividends under that mandate).	Clearance – you must obtain clearance for any sale of shares.

Restricted Ethics and Compliance defined terms can be found HERE
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